Exhibit 2.1 Plan of Acquisition - Asset Sale Agreement by and among Rockwell International Corporation, Osicom Technologies, Inc., and Meret Optical Communications, Inc.

================================================================================



                              ASSET SALE AGREEMENT


                          Dated as of January 18, 1996


                                  by and among


                       ROCKWELL INTERNATIONAL CORPORATION,


                  OSICOM TECHNOLOGIES, INC., and MERET OPTICAL
                              COMMUNICATIONS,INC.



================================================================================

                               TABLE OF CONTENTS

Section                                                                      Page
-------                                                                      ----
      1.   Assets to be Acquired...........................................    2

      2.   Liabilities to be Assumed.......................................    7

      3.   Purchase Price; Post-Closing Adjustment.........................   10
                   3(a). Closing Payment ..................................   10
                   3(b). Closing Balance Sheet ............................   10
                   3(c). Post-Closing Adjustment ..........................   12

      4.   Closing ........................................................   12

      5.   Representations and Warranties of Seller........................   13
                   5(a). Corporate Organization ...........................   13
                   5(b). Corporate Authorization ..........................   13
                   5(c). No Violation or Conflict .........................   14
                   5(d). Governmental Authorizations ......................   15
                   5(e). Real Property ....................................   15
                   5(f). Personal Property ................................   16
                   5(g). Contracts ........................................   17
                   5(h). Compliance With Laws .............................   19
                   5(i). Permits ..........................................   19
                   5(j). Litigation .......................................   20
                   5(k). Intellectual Property ............................   20
                   5(l). Conduct of Business Since
                            December 31, 1995..............................   20
                   5(m). Employees ........................................   22
                   5(n). Insurance ........................................   22
                   5(o). Employee Benefit Plans ...........................   22

      6.   Representations and Warranties of Buyer ........................   23
                   6(a). Corporate Organization ...........................   23
                   6(b). Corporate Authorization ..........................   23
                   6(c). No Violation or Conflict .........................   23
                   6(d). Consents, Approvals or Authorizations.............   24
                   6(e). Litigation .......................................   24
                   6(f). Information ......................................   25
                   6(g). Funds ............................................   25

      7.   Investigation by Buyer; Confidentiality.........................   26

      8.   Covenants.......................................................   26
                   8(a). Conduct of Business Prior to
                            the Closing Date...............................   26
                   8(b). Transfer Taxes ...................................   27

Section                                                                    Page
-------                                                                    ----
                   8(c). Further Assurances .............................   27
                   8(d). Post Closing Access;
                            Preservation of Records......................   28
                   8(e). Reasonable Best Efforts ........................   29
                   8(f). Allocation of Consideration ....................   30
                   8(g). Interim Use of Seller's
                            Trademark, Trade Name and Corporate Symbol...   31
                   8(h). Assumption of Obligations ......................   34
                   8(i). Insurance ......................................   35
                   8(j). Cash Management ................................   36
                   8(k). Intellectual Property ..........................   37
                   8(l). Certain Intercompany Indebtedness ..............   41

      9.   Employment Arrangements, Benefits and Pension Plans ..........   41
                   9(a). Employment .....................................   41
                   9(b). Severance Benefits .............................   42
                   9(c). Welfare Plans ..................................   43
                   9(d). Indemnification ................................   43

      10.  Conditions Precedent to the Obligation of Buyer...............   44
                  10(a). Representations and Warranties .................   44
                  10(b). Covenants and Agreements .......................   44
                  10(c). Opinion of Counsel .............................   44
                  10(d). No Adverse Order of Injunction .................   45

      11.  Conditions Precedent to the Obligation of Seller..............   45
                  11(a). Representations and Warranties .................   45
                  11(b). Covenants and Agreements .......................   45
                  11(c). Opinion of Counsel .............................   46
                  11(d). No Adverse Order of Injunction .................   46
                  11(e). Delivery of the Note ...........................   46
                  11(f). Delivery of the Guaranty  ......................   46

      12.  Finder's Fees; Brokers........................................   46

      13.  Waiver of Compliance with Bulk Transfer Laws..................   47

Section                                                                     Page
-------                                                                     ----
      14.  No Survival of Representations and Warranties.................    47

      15.  Indemnification...............................................    48
                15(a). Indemnification by Seller ........................    48
                15(b). Indemnification by Buyer .........................    49
                15(c). Notice of Circumstance ...........................    50
                15(d). Certain Limitations ..............................    51
                15(e). Termination of Indemnification Obligations........    53

      16.  Termination; Effect of Termination............................    54
                16(a). Termination ......................................    54
                16(b). Effect of Termination ............................    54

      17.  Miscellaneous.................................................    55
                17(a). Costs Incident to Preparation of Agreement........    55
                17(b). Parties in Interest ..............................    55
                17(c). Eminent Domain or Casualty .......................    55
                17(d). Assignment; Successors and Assigns................    56
                17(e). Notices ..........................................    56
                17(f). Waiver; Remedies .................................    58
                17(g). Entire Agreement .................................    58
                17(h). Amendment ........................................    58
                17(i). Counterparts .....................................    58
                17(j). Governing Law ....................................    59
                17(k). Exhibits and Schedules ...........................    59
                17(l). Captions, Currency ...............................    59
                17(m). Publicity ........................................    60
                17(n). No Representations or Warranties..................    60
                17(o). Severability .....................................    61
                17(p). Consent to Jurisdiction ..........................    61
                17(q). Definition of 'Knowledge' ........................    62



Exhibit A - Form of Buyer's Note

Exhibit B - Form of Guarantor's Guaranty

Exhibit C - Accounting Methods

Exhibit D - Form of Seller's Counsel Opinion

Exhibit E - Form of Buyer's Counsel Opinion

                                   SCHEDULES

Schedule  1(a)(x)    -    Marks Used in Business
Schedule  1(a)(xi)   -    Patents and Maskworks
Schedule  1(b)(iii)  -    Retained Leases
Schedule  3(c)(ii)   -    Baseline Balance Sheet
Schedule  5(c)       -    Consents
Schedule  5(d)       -    Governmental Authorizations
Schedule  5(e)(i)    -    Transferred Leased Properties
Schedule  5(g)       -    Contracts
Schedule  5(h)       -    Compliance with Laws
Schedule  5(j)       -    Seller Litigation
Schedule  5(k)       -    Intellectual Property
Schedule  5(l)       -    Conduct of Business Since September 30, 1995
Schedule  5(n)       -    Insurance
Schedule  5(o)       -    Employee Benefit Plans
Schedule  6(d)       -    Buyer Consents, Approvals or Authorizations
Schedule  6(e)       -    Buyer Litigation
Schedule  8(a)       -    Conduct of Business Prior to the Closing Date
Schedule  8(f)       -    Allocation of Consideration
Schedule  8(h)(i)    -    Assumption of Obligations
Schedule  8(h)(ii)   -    Shared Agreements
Schedule  9(a)       -    Employees

                              ASSET SALE AGREEMENT

         ASSET SALE AGREEMENT dated as of January 18, 1996 by and among ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation ("Seller"), OSICOM TECHNOLOGIES, INC. a New Jersey corporation ("Guarantor"), and MERET OPTICAL COMMUNICATIONS, INC., a California corporation and wholly-owned subsidiary of Guarantor.

                              W I T N E S S E T H :

         WHEREAS, Seller, through its Network Systems division (and its predecessors), has engaged and is engaged in the business of designing, developing, manufacturing, marketing and selling diverse data communication products, including remote access products and high-performance network adapters based on industry standard protocols such as TCP/IP, IPX, SNMP, Ethernet, FDDI, ISDN and industry standard buses such as PCI/PMC, VME, ISA, EISA and Sbus (such business, as heretofore and currently conducted, is collectively referred to herein as the "Business");

         WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to sell and Buyer desires to purchase substantially all of the assets of Seller primarily relating to the Business;

         WHEREAS, Guarantor is willing to guarantee the obligations of Buyer in connection with the purchase of such assets; and

         WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to transfer and Buyer desires to assume certain of the liabilities of Seller relating to the Business;

         NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, Buyer and Guarantor do hereby agree as follows:

SECTION 1.  Assets to be Acquired.

         (a) Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 4) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the assets (tangible and intangible), rights, contracts, leases and agreements used primarily in or relating primarily to the Business (other than Retained Assets, as defined in Section 1(b)), as the same shall exist on the Closing Date, including, but not limited to, the following:

                  (i) all machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, and plant and office equipment, together with any rights or claims of Seller arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                  (ii) all inventories, including work-in-process, finished goods, materials, parts, accessories and supplies;

                 (iii)     all accounts and notes receivable;

                  (iv) all financial, accounting and operating data and records (other than such data and records (i) which relate to Retained Assets, (ii) which relate to former employees of Seller or (iii) the transfer of which is prohibited by applicable law or contract), including, without limitation, all books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records and other similar property, rights and information;

                   (v) all commercial and technical information, including engineering, production and other designs, drawings, specifications, formulas, technology, computer programs, software, processes and proprietary information, trade secrets, copyrights and know-how relating thereto;

                  (vi) all leases, license agreements, contracts, agreements, sale orders, purchase orders, open bids and other commitments set forth on Schedule 5(e)(i) or 5(g) or not required to be set forth on Schedule 5(e)(i) or 5(g) pursuant to the terms of Section 5(e)(i) or 5(g), respectively (collectively, the "Contracts");

                 (vii) all prepaid expenses, deposits and retentions held by third parties under Contracts;

                (viii) all licenses, franchises, permits, authorizations and approvals to the extent the same are transferable;

                  (ix) any and all goodwill and going concern value of the Business, if any;

                   (x) all marks and any rights therein listed on Schedule 1(a)(x) to the extent that such marks have acquired any trademark or service mark status, together with the goodwill of the Business, if any, connected with the use of, and symbolized by, the marks; and

                  (xi) all patents, patent applications, inventions, invention disclosures and mask work registrations listed on Schedule 1(a)(xi).

The assets to be sold, conveyed, assigned, transferred and delivered by Seller to Buyer pursuant to this Agreement are hereinafter collectively referred to as the "Assets". The Assets will include all additions to and replacements of any of the items described in this Section 1(a) between the date of this Agreement and the Closing Date, and will exclude all deletions, sales or other disposals of any of the foregoing between the date of this Agreement and the Closing Date.

         (b) Notwithstanding anything contained herein to the contrary, the Assets to be sold, conveyed, assigned, transferred and delivered by Seller to Buyer hereunder shall not include any of the following (collectively, the "Retained Assets"):

                  (i) all cash, cash equivalents, bank accounts and bank account credit balances, deposits, funds, securities, short term investments, certificates of deposit, notes, checks, drafts and similar instruments;

                 (ii) all right, title and interest in and to the marks or names "Rockwell", "Rockwell International", Seller's corporate logo or any other trademarks, tradenames or service marks of Seller or its subsidiaries, or any applications or registrations thereof, except as expressly provided in Section 8(g);

                (iii)      those leases of real property listed on Schedule
         1(b)(iii);

                 (iv) all marks and any rights therein other than those listed on Schedule 1(a)(x) to the extent that such marks listed on
         Schedule 1(a)(x) have acquired any trademark or service mark status;

                  (v) all patents, patent applications, inventions, invention disclosures and mask work registrations other than those listed on Schedule 1(a)(xi);

                 (vi) all pension plan and other benefit plan assets relating to present or former employees of Seller;

                (vii) all policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby;

               (viii) all rights to refunds of all Federal, state, local or foreign income and franchise Taxes (as defined in Section 8(f)(ii)) and all other taxes and all assessments, including, without limitation, gross receipts, property, sales, use or other taxes and estimated taxes relating thereto (and interest and penalties thereon), actually paid or payable by Seller with respect to all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that begins before but has not ended by the Closing Date; and

                  (ix) all licenses or rights of Seller or its subsidiaries (with respect to the Business) under any intellectual property of third parties which cannot be sublicensed or transferred by Seller (without any action by or cost to Seller) in connection with the sale or transfer of the Business.

         (c) Seller shall deliver to Buyer at the Closing (as defined in Section 4) such bills of sale and instruments of transfer as shall reasonably be requested by Buyer to effect or evidence the sale, conveyance, assignment, transfer and delivery of the Assets to Buyer.

         (d) Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of Seller or Buyer thereunder. Seller shall, prior to the Closing, use its reasonable efforts (it being understood that such efforts shall not include any requirement of Seller or any of its subsidiaries or affiliates to expend money or offer or grant any financial accommodation to any third party) as requested by Buyer, and Buyer shall cooperate in all reasonable respects with Seller, to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to Buyer the Assets. If such consent is not obtained or if an attempted assignment would be ineffective or would impair Seller's or Buyer's rights under any such Contract so that Buyer would not receive all such rights, then (x) Seller shall use its reasonable efforts (it being understood that such efforts shall not include any requirement of Seller or any of its subsidiaries or affiliates to expend money or offer or grant any financial accommodation to any third party) to provide or cause to be provided to Buyer the benefits of any such Contract and Seller shall promptly pay or cause to be paid to Buyer when received all moneys received by Seller with respect to any such Contract and (y) Buyer shall pay, perform and discharge on behalf of Seller all of Seller's debts, liabilities, obligations and commitments thereunder in a timely manner and in accordance with the terms thereof.

SECTION 2.  Liabilities to be Assumed.

         (a) Subject to the terms and conditions set forth herein, in consideration for the sale, conveyance, assignment, transfer and delivery of the Assets to Buyer, on the Closing Date Seller shall assign, convey and transfer to Buyer, and Buyer shall assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all of Seller's debts, liabilities, obligations and commitments (contractual or otherwise):

                  (i) arising under or relating to any Contract (including, without limitation, any warranty obligation in respect thereof);

                 (ii) reflected on the Baseline Balance Sheet (as defined in Section 3(c)(ii)) (or referred to in the notes thereto) or arising since December 31, 1995 and reflected on the Closing Balance Sheet (as defined in Section 3(c)(i)) (or referred to in the notes thereto); and

                (iii) arising out of or relating to the operation of the Business prior to the Closing Date which are not contained in clauses
         (i) or (ii) of this Section 2(a) ("Contingent Liabilities") to the extent the amount of Contingent Liabilities does not in the aggregate exceed the sum of $500,000 plus the amount of any tax benefits (computed in accordance with the principles set forth in Section 15(d)) inuring to Buyer as a result of its payment of Contingent Liabilities; provided, however, that (i) in the event Buyer shall recover or become entitled to recover any amounts in respect of the Assumed Liabilities, the maximum aggregate amount of Contingent Liabilities assumed by Buyer hereunder shall be increased on a dollar for dollar basis by an amount equal to the amount so recovered or recoverable by Buyer and (ii) in the event Buyer incurs any costs or expenses in respect of Contingent Liabilities which arise from or relate to acts or omissions of any member of the Buyer Group (as defined in Section 13) or other person after the Closing Date, the maximum aggregate amount of Contingent Liabilities assumed by Buyer hereunder shall be increased on a dollar for dollar basis by the amount thereof.

The liabilities to be assumed by Buyer pursuant to this Agreement are hereinafter collectively referred to as the "Assumed Liabilities". Seller shall retain all liabilities relating to the operation of the Business prior to the Closing Date which do not constitute Assumed Liabilities ("Retained Liabilities").

         Buyer shall provide Seller with prompt notice describing in reasonable detail any condition or claim in respect of which Contingent Liabilities are or may be incurred. Buyer shall keep Seller apprised of the status of and any action by or on behalf of Buyer or any of its subsidiaries or affiliates with respect to all such conditions or claims. At such time as Buyer anticipates that the maximum aggregate amount of Contingent Liabilities assumed by Buyer hereunder may be exceeded (and in any event if and when such threshold is exceeded), Buyer shall provide Seller with prompt notice thereof, and Seller shall control, at its own expense, the resolution of any such conditions or claims.


         (b) Buyer shall execute and deliver to Seller at the Closing such written instruments of assumption as shall reasonably be requested by Seller to effect or evidence the assumption by Buyer of the Assumed Liabilities.

SECTION 3.  Purchase Price; Post-Closing Adjustment.

         (a) Closing Payment. In consideration for the sale, conveyance, assignment, transfer and delivery of the Assets, (i) Buyer shall, at the Closing
(A) pay to Seller, by wire transfer of immediately available U.S. Dollars to Seller's bank account at Mellon Bank N.A., Pittsburgh, Pennsylvania, account no. 102-3474, the amount of U.S. $5,000,000.00, (B) deliver to Seller a note in the amount of $6,000,000.00 payable to Seller six months after the Closing Date with interest in the form attached hereto as Exhibit A (the "Note"), the cash and Note together which represent a purchase price of U.S. $11,000,000.00 (the "Purchase Price"), and (C) assume the Assumed Liabilities; and (ii) Guarantor shall, at the Closing deliver to Seller an executed Guaranty substantially in the form attached hereto as Exhibit B (the "Guaranty").

         (b)      Closing Balance Sheet.

                  (i) Within 60 days after the Closing Date, Seller will prepare and deliver to Buyer a balance sheet of the Business as of the close of business on the day preceding the Closing Date (the "Closing Balance Sheet"). The date on which the Closing Balance Sheet is delivered to Buyer is referred to herein as the "Delivery Date". Buyer will cause its employees to assist Seller in the preparation of the Closing Balance Sheet. Buyer will cause Seller to be provided access at all reasonable times to the personnel, properties, books and records of Buyer for such purposes.

                  (ii) The Closing Balance Sheet will be prepared utilizing the same accounting methods, policies, practices, procedures, classifications, judgments and estimation methodologies as those described in Exhibit C (which the parties acknowledge were utilized in the preparation of the balance sheet dated December 31, 1995 of the Business attached hereto as Schedule 3(c)(ii) (the "Baseline Balance Sheet")) (including, but not limited to, asset and liability valuations, cut-off procedures, accounting for long-term contracts and materiality standards), except that (A) the Closing Balance Sheet shall not reflect any adjustments which result from management decisions made on or subsequent to the Closing Date which change the operations or the manner in which the Business is conducted (including, but not limited to, the cessation of any activities at any facility or similar events),
         (B) no amounts in respect of liabilities (including, without limitation, amounts with respect to Taxes) shall be included in the Closing Balance Sheet to the extent that Seller has paid such amounts on or after the Closing Date or has an obligation of payment, reimbursement or indemnification on or after the Closing Date in respect thereof, (C) the Closing Balance Sheet shall not reflect any provision for loss contracts and (D) the Closing Balance Sheet shall be prepared based solely on information available three days prior to the Delivery Date with regard to conditions that existed on the day immediately preceding the Closing Date.

                  (iii) The Closing Balance Sheet will be deemed to be the final, binding and conclusive Closing Balance Sheet (the "Final Closing Balance Sheet") for all purposes on the Delivery Date.


         (c)      Post-Closing Adjustment.

                           Upon the Delivery Date, the Purchase Price will be adjusted as follows:

                  (i) if the Net Investment in Rockwell Network Systems line item in the Final Closing Balance Sheet is greater than or equal to $5,794,000, the Purchase Price shall remain unchanged; and

                 (ii) if the Net Investment in Rockwell Network Systems line item in the Final Closing Balance Sheet is less than $5,794,000, the Purchase Price will be reduced by the amount of such difference; specifically, the amount of the final principal payment owed by Buyer to Seller in July 1996 under the terms of the Note shall be reduced by such amount.

SECTION 4.  Closing.

         The Closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the "Closing") will take place at the offices of Rockwell International Corporation, 2201 Seal Beach Boulevard, Seal Beach, California 90740-8250, at 10:00 a.m. California time on January 31, 1996, or at such other place, date and time as the parties hereto may agree (such time and date of the Closing being herein called the "Closing Date"). The Closing shall be deemed to be effective at 12:01 a.m. on the Closing Date.

SECTION 5.  Representations and Warranties of Seller.

         Seller hereby represents and warrants to Buyer as follows:

         (a) Corporate Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate the Assets where such Assets are now owned, leased or operated.

         (b) Corporate Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and all instruments of transfer to be delivered by Seller pursuant hereto have been or will be duly authorized by all necessary corporate action on behalf of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller, and all instruments of transfer to be delivered pursuant hereto, when executed and delivered, will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

         (c) No Violation or Conflict. None of the execution, delivery or performance of this Agreement by Seller will (i) conflict with the Restated Certificate of Incorporation or By-Laws of Seller or (ii) violate, conflict with or result in a breach of any material Contract (other than with respect to consents to the transactions contemplated hereby under Contracts) or any judgment, decree or order to which Seller (with respect to the Business) is subject, except for such violations, conflicts and breaches subject to this clause (ii) which individually or in the aggregate would not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Business or the Assets (a "Material Adverse Effect"). Except as set forth on Schedule 5(c), no consent of any person, partnership, corporation or other entity is required under any lease relating to the Transferred Leased Properties (as defined in Section 5(e)(i)) set forth on Schedule 5(e)(i) or Contract set forth on Schedule 5(g) in connection with the sale of the Assets as contemplated hereby, other than any such consent which if not obtained would not have a Material Adverse Effect and any such consent that is applicable as a result of the specific legal or regulatory status of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is or proposes to be engaged, other than the Business.

         (d) Governmental Authorizations. Except as set forth on Schedule 5(d), no material consent, approval or authorization of, filing or registration with, or notification to, any governmental or regulatory authority or agency, domestic or foreign (a "Governmental Authority") is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby (other than with respect to consents to the transactions contemplated hereby under Contracts), other than any such requirement that is applicable to Buyer as a result of the specific legal or regulatory status of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is or proposes to be engaged, other than the Business.

         (e)      Real Property.

                  (i) Schedule 5(e)(i) set forth a list of all leases (other than those constituting Retained Assets) to which Seller on the date hereof is a party pursuant to which Seller is a lessee of any material real property primarily used in or relating primarily to the Business ("Transferred Leased Properties").

                 (ii) Except as set forth on Schedule 5(e)(i), Seller (with respect to the Business) has valid and subsisting leasehold interests in the Transferred Leased

         Properties, in each case free and clear of any mortgage, lien, charge, security interest, pledge, imperfection of title or encumbrance, except for (A) Permitted Liens (as defined in Section 5(f)(i)) and (B) easements, covenants, rights-of-way and other matters of record.


                  (iii) Except as set forth on Schedule 5(e)(i), on the date hereof, to Seller's knowledge, there are no (A) defaults on the part of Seller under the provisions of any leases of Transferred Leased Properties set forth on Schedule 5(e)(i) or (B) defaults on the part of the lessor under the provisions of any of such leases of Transferred Leased Properties, except in either case (I) for defaults which individually or in the aggregate would not have a Material Adverse Effect and (II) that in order to avoid a default under such leases the consent of the lessor thereto may be required in connection with the transactions contemplated hereby.

                  (iv) Seller (with respect to the Business) does not own any real property in fee on the date hereof.

              (f) Personal Property.

                  (i) Seller (with respect to the Business) owns all personal property reflected as owned on the Baseline Balance Sheet or which it thereafter acquired ownership of (except as set forth on the Schedules hereto and except for such property as has since been sold or otherwise disposed of in the ordinary course of business), free and clear of any mortgage, lien, charge, security interest, pledge, imperfection of title or encumbrance, except for those (A) referred to in the Baseline Balance Sheet or the notes thereto, (B) which have arisen in the ordinary course of business since September 30, 1995, (C) referred to in the Schedules hereto, (D) for Taxes not yet due or payable or being contested in good faith, (E) that constitute mechanics', carriers', workers' or other like liens or (F) that individually or in the aggregate are not material to the Business or the Assets in character, amount or extent (the mortgages, liens, charges, security interests, pledges, imperfections of title and encumbrances described in clauses
         (A), (B), (C), (D), (E) and (F) above are collectively referred to herein as "Permitted Liens").

                  (ii) The trade accounts receivable included on the Baseline Balance Sheet are based upon shipments of product, the performance of services or binding contracts.

                 (iii) The inventories reflected on the Baseline Balance Sheet are stated at the lower of cost or estimated market value, determined utilizing the accounting practices and procedures of Seller (with respect to the Business).

                  (iv) It is expressly understood that all of the Assets are being acquired by Buyer AS IS.

              (g) Contracts.

                  (i) Schedule 5(g) sets forth all (A) executory written Contracts to which Seller (with respect to the

         Business) is a party (other than leases with respect to real property and binding open bids and proposals) which are in effect on the date hereof and expressly provide for future payments (other than warranty and other contingent payments) to or from Seller (with respect to the Business) of more than $250,000 and (B) executory written binding open bids and proposals by Seller (with respect to the Business) which are in effect on the date hereof and expressly contemplate future payments (other than warranty and other contingent payments) to Seller (with respect to the Business) of more than $500,000, except those Contracts described in clause (A) or (B) above that may be cancelled by Seller without material penalty upon not more than 90 days' notice.

                  Notwithstanding the foregoing, Schedule 5(g) does not contain any Contracts otherwise required to be set forth thereon which are subject to confidentiality obligations not to disclose the existence of the same on the part of Seller.

                  (ii) Except as set forth on Schedule 5(g), on the date hereof, to Seller's knowledge, there are no (A) defaults on the part of Seller under the provisions of any Contracts set forth on Schedule 5(g) or (B) defaults on the part of the other party or parties under the provisions of any Contracts set forth on Schedule 5(g), except in either case (I) for defaults which individually or in the aggregate would not have a Material Adverse Effect and (II) that in order to avoid a default under such Contracts the consent of the other party or parties thereto may be required in connection with the transactions contemplated hereby.

              (h) Compliance With Laws.

                  (i)      To Seller's knowledge, except as set forth on
         Schedule 5(h), Seller (with respect to the Business) is in compliance with all laws, statutes and regulations (other than those pertaining to pollution or protection of the environment or exposure of persons to toxic or hazardous substances, raw materials or chemicals) of Governmental Authorities applicable to it, except where the failure to so comply would not have a Material Adverse Effect.

                  (ii)     To Seller's knowledge, except as set forth on
         Schedule 5(h), as of the date hereof there are no claims pending of any regulatory authority that Seller (with respect to the Business) is in violation of or non-compliance with any laws, statutes or regulations pertaining to pollution or protection of the environment or exposure of persons to toxic or hazardous substances, raw materials or chemicals, other than claims which individually or in the aggregate would not have a Material Adverse Effect.

              (i) Permits. As of the date hereof, Seller possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold the Assets and to carry on the Business as presently conducted, other than any such franchises, licenses, permits, authorizations or approvals which if not obtained would not have a Material Adverse Effect.

         (j) Litigation. Except as set forth on Schedule 5(j), on the date hereof Seller is not a party to any legal action, suit or other proceeding by or before any court, arbitrator or administrative agency (i) with respect to which there is a reasonable likelihood of an adverse determination which would have a Material Adverse Effect or (ii) which challenges or otherwise relates to the transactions contemplated by this Agreement, and on the date hereof Seller is not aware that any such legal action, suit or other proceeding has been threatened. Except as set forth on Schedule 5(j), on the date hereof there are no outstanding orders, rulings, decrees or judgments to which Seller (with respect to the Business) is a party, or by which it is bound, by or with any court, arbitrator or administrative agency (i) which could reasonably be expected to have a Material Adverse Effect or (ii) challenge or otherwise relate to the transactions contemplated by this Agreement.

         (k) Intellectual Property. Except as set forth on Schedule 5(j) or 5(k), on the date hereof, to Seller's knowledge, there are no material written claims or demands of any person pertaining to, or any proceedings which are pending or threatened which allege that the use of any Assets by Seller infringes the intellectual property rights of others.

         (l) Conduct of Business Since December 31, 1995. Except as set forth on Schedule 5(l), since December 31, 1995 to the date hereof (i) the Business has been conducted in the ordinary course and
(ii) there has not been any change in the business, operations or condition (financial or otherwise) of Seller (with respect to the Business) which has had or could reasonably be expected to have a Material Adverse Effect, other than changes relating to the economy in general or changes resulting from industry-wide developments affecting other companies in similar businesses. Except as set forth on Schedule 5(l) or as contemplated by this Agreement, since December 31, 1995 to the date hereof there has not been:

                  (A) any general increase in the rate or terms of compensation, commissions, bonuses, pension or other employee benefit plans, payments or arrangements payable to or for or with employees of Seller (with respect to the Business), except (I) pursuant to periodic performance reviews and related compensation and benefit increases or
         (II) otherwise in accordance with past practice;

                  (B) sold or transferred any material Assets, other than inventories and other assets in the ordinary course of business;

                  (C) incurred or guaranteed by Seller (with respect to the Business) any material loan or other indebtedness, other than in the ordinary course of business; or

                  (D) any agreement or commitment (other than this Agreement or any arrangement provided for in or contemplated by this Agreement) entered into by Seller (with respect to the Business) to take any of the types of action described in clauses
         (A) through (C) of this Section 5(l).

              (m) Employees. On the date hereof there is no labor strike or work stoppage pending or, to Seller's knowledge, threatened against Seller (with respect to the Business) which would have a Material Adverse Effect. Seller is not a party to any collective bargaining agreement or other labor union contract relating to the Business.

              (n) Insurance. Schedule 5(n) hereto sets forth a list of all material policies of insurance in force as of the date hereof relating to the Business.

              (o) Employee Benefit Plans. Schedule 5(o) hereto sets forth each material pension, retirement, profit-sharing, deferred compensation, stock bonus or other similar plan; each material medical, vision, dental or other health plan; each material vacation, severance or life insurance plan and any other material employee benefit plan to which Seller on the date hereof is required to contribute in respect of the Business, or which Seller on the date hereof sponsors for the benefit of any employees of Seller engaged in the Business or under which current employees (or their beneficiaries) of Seller engaged in the Business are on the date hereof eligible to receive benefits. Seller does not participate in a "multiemployer plan" in respect of the Business as defined in
Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 6.  Representations and Warranties of Buyer.

         Buyer hereby represents and warrants to Seller as follows:

         (a) Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

         (b) Corporate Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and all instruments of assumption to be delivered by Buyer pursuant hereto have been or will be duly authorized by all necessary corporate action on behalf of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, and all instruments of assumption to be delivered pursuant hereto, when executed and delivered, will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

         (c) No Violation or Conflict. None of the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby will (i) conflict with the [Certificate of Incorporation] or By-Laws of Buyer or (ii) violate, conflict with or result in a breach of any material mortgage, indenture, deed of trust, license, lease, contract, commitment or agreement to which Buyer is a party or any material order, ruling, decree, judgment or arbitration award to which Buyer is subject.

         (d)      Consents, Approvals or Authorizations. Except as set forth on
Schedule 6(d), no material consent, approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby. No material consent, approval or authorization of any person, partnership, corporation or entity is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         (e) Litigation. Except as set forth on Schedule 6(e), on the date hereof none of Buyer or its subsidiaries or affiliates is a party to any legal action, suit or other proceeding by or before any court, arbitrator or administrative agency (i) with respect to which there is a reasonable likelihood of an adverse determination which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) which challenges or otherwise relates to the transactions contemplated by this Agreement, and on the date hereof Buyer is not aware that any such legal action, suit or other proceeding has been threatened. Except as set forth on

Schedule 6(e), on the date hereof there are no outstanding orders, rulings, decrees or judgments to which Buyer or any of its subsidiaries or affiliates is a party or by which any of them is bound by or with any court, arbitrator or administrative agency which (i) could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) challenge or otherwise relate to the transactions contemplated by this Agreement.

         (f) Information. Seller has provided Buyer with such access to the facilities, books, records and personnel of the Business as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the Business sufficiently to make an informed investment decision to purchase the Assets, to assume the Assumed Liabilities and to enter into this Agreement. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the purchase of the Assets and the assumption of the Assumed Liabilities.

         (g) Funds. Buyer has available to it, or Buyer has available to it and a firm commitment from a lending institution for, and shall have at the Closing, sufficient funds available to it to pay the Purchase Price and to consummate the other transactions contemplated by this Agreement to be consummated by Buyer. Buyer has provided a true and correct copy of any such written commitment from lending institutions to Seller. Any such commitment from lending institutions has been duly accepted on behalf of Buyer and is in full force and effect. All fees required to be paid in respect of any such commitment have been paid when due.

SECTION 7.  Investigation by Buyer; Confidentiality.

         Prior to the Closing, or, if earlier, the date this Agreement is terminated pursuant to Section 16(a) or otherwise, Seller will provide Buyer and its representatives, employees, counsel and accountants with reasonable access, during normal business hours and upon reasonable notice, to the facilities, books, records and personnel of Seller which relate to the Business and will provide to Buyer such other information with respect to the Business as Buyer shall reasonably request; provided, however, that such access shall not unreasonably interfere with the normal operations of Seller or the Business. Buyer acknowledges that all such information being provided is subject to the terms of a confidentiality agreement dated as of November 3, 1995 between Buyer and Guarantor "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

SECTION 8.  Covenants.

         (a) Conduct of Business Prior to the Closing Date. Between the date hereof and the Closing, except as set forth on Schedule 8(a) or as otherwise contemplated by this Agreement, Seller will use reasonable efforts to cause the Business to be conducted only in the ordinary course. Between the date hereof and the Closing, except as set forth on Schedule 8(a) or as otherwise contemplated by this Agreement, Seller will not engage in, without the consent of Buyer, any transaction which, if engaged in since December 31, 1995 but on or before the date hereof, would constitute a breach of the representations and warranties of Seller contained in Section 5(l).

         (b) Transfer Taxes. Seller shall be responsible for and pay all applicable sales and transfer taxes (including taxes, if any, imposed upon the transfer of personal property) and filing, recording, registration and other taxes and fees payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes") to the extent the same do not exceed an aggregate amount of $150,000 and Seller and Buyer shall each be responsible for and pay one-half of the amount of Transfer Taxes in excess of $150,000. Buyer shall provide Seller prior to the Closing with all necessary certifications as to its qualification for any exemptions from such Transfer Taxes.

         (c) Further Assurances. From time to time after the Closing, at Buyer's request and without further consideration, Seller shall execute and deliver or cause to be executed and delivered such other and further instruments of conveyance, assignment and transfer, and take or cause to be taken such other action, as Buyer may reasonably request for the more effective conveyance and transfer of the Assets to Buyer. From time to time after the Closing, at Seller's request and without further consideration, Buyer will execute and deliver such other and further instruments of assumption and take such other action as Seller may reasonably request for the more effective assumption by Buyer of the Assumed Liabilities.

              (d) Post Closing Access; Preservation of Records.

                  (i) From and after the Closing, Buyer shall make or cause to be made available to Seller and its agents and employees all books, records and documents of Buyer and its subsidiaries and affiliates relating to the Business (and the assistance of Buyer's and its subsidiaries' and affiliates' employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (A) preparing tax returns and financial statements and responding to tax audits covering operations and transactions at or prior to the Closing Date, (B) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any legal action, suit, investigation or other proceeding pending, threatened or anticipated by or against Seller or any of its subsidiaries or affiliates or any of their properties, officers, directors or employees (or for which Seller or any of its subsidiaries or affiliates has any obligations) before any court, arbitrator, governmental department, commission, board, bureau or agency, domestic or foreign, (C) preparing reports to stockholders and Governmental Authorities or (D) such other purposes for which access to such documents is believed by Seller to be reasonably necessary; provided, however, that access to such books, records, documents and employees shall not unreasonably interfere with the normal operations of Buyer and its subsidiaries and affiliates and the reasonable out-of-pocket expenses of Buyer incurred in connection therewith shall be paid by Seller. Buyer shall maintain and preserve all such books, records and other documents for the greater of (aa) seven years after the Closing Date or (bb) any applicable statutory or regulatory retention period, as the same may be extended.

                  (ii) From and after the Closing, Seller shall make or cause to be made available to Buyer and its agents and employees all books, records and documents of Seller relating to the Business during regular business hours for the same purposes, to the extent applicable, as set forth in Section 8(d)(i) above; provided, however, that access to such books, records and documents shall not unreasonably interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith shall be paid by Buyer.

              (e) Reasonable Best Efforts. Each of Seller and Buyer shall use its reasonable best efforts to cause to be fulfilled the conditions to their respective obligations and the respective obligations of the other party set forth in Section 10 and Section 11.

              (f) Allocation of Consideration.

                  (i) The Purchase Price (as adjusted pursuant to Section 3(d)) and the Assumed Liabilities shall be allocated among the various assets comprising the Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and in accordance with the procedures set forth in Schedule 8(f) (the "Consideration Allocation"). Seller and Buyer each hereby affirm that the Consideration Allocation is fair and equitable. Seller and Buyer each agree that they will report and cause to be reported all Federal, state, provincial, local, foreign and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Consideration Allocation and that they will not, except to the extent required by law, take any position inconsistent therewith in connection with any Tax return, refund claim, litigation or otherwise. Each party shall promptly notify the other if the Internal Revenue Service or any other taxing authority proposes to reallocate the Consideration Allocation. In the event of a determination (as defined in Section 1313 of the Code) relating to the reallocation of the Consideration Allocation, the parties shall be free to file amended returns or claims for refund based on such reallocation.

                  (ii) For the purpose of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including, but not limited to, income, excise, property, sales, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

              (g) Interim Use of Seller's Trademark, Trade Name and Corporate Symbol.

                  (i) Following the Closing, none of Buyer or any of its subsidiaries or affiliates shall have any rights to use any trademarks, trade names or logos of Seller or any of its subsidiaries or affiliates, or any contraction, abbreviation or simulation thereof, and will not hold itself out as having any affiliation with Seller or its subsidiaries or affiliates. However, Buyer may utilize without obligation to pay royalties to Seller the trademark or trade name "Rockwell" or "Rockwell International" or Seller's corporate symbol or any thereof in connection with stationery, supplies, labels, catalogs, vehicles, signs and finished goods inventory constituting Assets as of the Closing Date, subject to the terms and conditions of this Section 8(g).

                  (ii) All documents constituting Assets as of the Closing Date within the following categories may be used for the duration of the periods following the Closing indicated
below or until the supply is exhausted, whichever is the first to occur:

                                                  Maximum Period
                                                   of Permitted
                                                   Use Following
    Category of Documents                          the Closing
-----------------------------                     --------------

A. Stationery                                        3 months
B. Invoices, purchase orders, debit and
   credit memos and other similar
   documents of a transactional nature               3 months
C. Business cards                                    3 months
D. Other outside forms such as packing
   lists, labels, packing materials and
   cartons, etc.                                     3 months
E. Forms for internal use only                      12 months
F. Product literature                               12 months

G. Finished goods (in European markets only) 12 months; provided, however, that no document within any of the above categories A, B or F may be used by Buyer for any purpose within the stated period unless such document clearly and prominently displays a statement, the form of which is approved by Seller, to the effect that the Business was formerly owned by Seller.

         (iii) All vehicles constituting Assets as of the Closing Date may continue to be used without re-marking (except as to legally required permit numbers, license numbers, etc.) for a period not to exceed six months following the Closing or the date of disposition of the vehicle, whichever is the first to occur. Buyer shall cause all such vehicles to be de-marked prior to their disposition.

         (iv) Within three months following the Closing, Buyer shall cause to be removed from display at all facilities constituting Assets as of the Closing Date all demountable displays which contain the trademark or trade name "Rockwell", "Rockwell International" or Seller's corporate symbol or any thereof and Buyer shall remove all signs displaying any such trademark, trade name or corporate symbol at all such facilities no later than six months following the Closing.

         (v) Products in finished goods inventory constituting Assets as of the Closing Date may be disposed of by Buyer following the Closing without re-marking.

        (vi)      Except as permitted in subsections (i) through (v) of this
Section 8(g), Buyer shall not use and shall cause its subsidiaries and affiliates not to use the trademark or trade name "Rockwell" or "Rockwell International" or Seller's corporate symbol or any thereof or any name or mark which includes the words "Rockwell", "Rockwell International" or any name or mark confusingly similar thereto or any special script, type font, form, style, logo, design, device or symbol used or possessed by Seller or its subsidiaries or affiliates before or after the Closing which contains the trademark or trade name "Rockwell" or "Rockwell International" or any name or mark confusingly similar thereto.

              (h) Assumption of Obligations.

                  (i) Buyer will assume as of the close of business on the day preceding the Closing Date and pay or perform in a timely manner, in accordance with their terms, any and all obligations under, and shall use its best efforts to secure the release of Seller and its subsidiaries and affiliates as of the close of business on the day preceding the Closing Date from, all letters of credit, surety bonds, guaranties, comfort letters, indemnities, assurances, contracts, commitments and agreements (other than Shared Agreements (as hereinafter defined)) the obligations under which constitute or relate to Assumed Liabilities and which by their terms will be outstanding or in effect as of or at any time following the close of business on the day preceding the Closing Date, including, without limitation, those set forth on Schedule 8(h)(i).

                  (ii) For purposes of this Agreement, "Shared Agreements" shall mean all letters of credit, surety bonds, guaranties, comfort letters, indemnities, assurances, contracts, commitments and agreements under which Seller or any of its subsidiaries or affiliates has any obligations which constitute or relate to Assumed Liabilities, as well as obligations which relate to other businesses of Seller or any of its subsidiaries or affiliates (other than the Business) which by their terms will be outstanding or in effect as of or at any time following the close of business on the day preceding the Closing Date, including, without limitation, those set forth on Schedule 8(h)(ii). Buyer will assume as of the close of business on the day preceding the Closing Date and pay or perform in a timely manner, in accordance with their terms, and shall use its best efforts to enter into replacement agreements covering (and releasing Seller and its subsidiaries and affiliates from), all obligations relating to the Business under the Shared Agreements which constitute or relate to Assumed Liabilities. None of Buyer or its subsidiaries or affiliates will incur any obligation under any Shared Agreement not existing as of the close of business on the day preceding the Closing Date or extend or otherwise amend any Shared Agreement.

                  (iii) Buyer will provide to Seller at the Closing appropriate documentation in form and substance satisfactory to Seller confirming the assumptions and releases provided for in this Section 8(h).

              (i) Insurance.

                  (i) Seller shall keep, or cause to be kept, all insurance policies set forth on Schedule 5(n), or suitable replacements therefor (which may include policies containing terms less or more favorable than those set forth on Schedule 5(n)), in full force and effect up to the Closing Date. Buyer hereby acknowledges that it shall be Buyer's responsibility as of and after the Closing Date to provide for adequate insurance for the Business and the Assets.

                  (ii) With respect to any loss, liability or damage with respect to the Assets arising out of events occurring prior to the Closing Date for which Seller or any of its subsidiaries would be entitled to assert a claim for recovery under any third-party "occurrence basis" policy of insurance maintained prior to the Closing Date ("Occurrence Basis Insurance") in accordance with the terms thereof, at the request of Buyer, Seller will use reasonable efforts in asserting, or to assist Buyer in asserting, claims under such Occurrence Basis Insurance with respect to such loss, liability or damage, provided that all of Seller's out-of-pocket costs and expenses incurred in connection with the foregoing are promptly reimbursed by Buyer and, provided further that such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligation of Seller or any of its subsidiaries or affiliates in respect thereof.

              (j) Cash Management.

                  (i) Seller will, and will cause its subsidiaries and affiliates to, forward promptly by check to Buyer any customer payments in respect of accounts receivable constituting Assets received by Seller or any of its subsidiaries or affiliates after the close of business on the day preceding the Closing Date, whether received in lock boxes, via wire transfer or otherwise.

                  (ii) Buyer will, and will cause its subsidiaries and affiliates to, forward promptly by check to Seller any customer payments in respect of accounts receivable owed to Seller or any of its subsidiaries or affiliates (other than those constituting Assets) received by Buyer or any of its subsidiaries or affiliates after the close of business on the day preceding the Closing Date, whether received in lock boxes, via wire transfer or otherwise.

              (k) Intellectual Property.

                  (i) Buyer's Additional Rights. To the extent that the design, manufacture, use or sale of products manufactured by Seller (with respect to the Business) as of the date hereof, may subsequent to the Closing Date require the use of any intellectual property rights (including, without limitation, patents, patent applications, trade secrets, copyrights or other similar industrial property rights, but excluding trademarks or tradenames) which are owned by Seller or its subsidiaries as of the Closing Date, under which Seller or its subsidiaries has a right to license or grant immunity from suit as of the Closing Date, Seller hereby covenants not to (and to cause its subsidiaries not to) assert any claims or rights, bring any suit or institute any other action against (i) Buyer or its subsidiaries, (ii) any of their respective customers or any other person or entity in the chain of title from any of their respective customers and (iii) any entity purchasing substantially all of the capital stock or assets of Buyer or its subsidiaries (with respect to the Business), in each case, based upon such intellectual property rights which might be infringed by any design, manufacture, use or sale of such products subsequent to the Closing Date. This covenant not to sue shall extend in perpetuity to Buyer and its legal successors in connection with the design, manufacture, use or sale of products manufactured by Seller (with respect to the Business) as of the date hereof. Seller will, at no cost to Buyer, properly execute such further documents as Buyer may reasonably request to carry out the terms of this Section 8(k)(i).

                  (ii) Seller's Retained Rights. (A) To the extent that the design, manufacture, use or sale of products manufactured by any of Seller or its subsidiaries (other than with respect to the Business) as of the date hereof, may subsequent to the Closing Date require the use of any intellectual property rights (including, without limitation, patents, patent applications, trade secrets, copyrights or other similar industrial property rights, but excluding trademarks or tradenames), which are owned by Seller (with respect to the Business) immediately prior to the Closing Date, under which Buyer has a right to license or grant immunity from suit as of the Closing Date, Buyer hereby covenants not to (and to cause its subsidiaries not to) assert any claim or rights, bring any suit or institute any other action against
         (i) Seller or any of its subsidiaries, (ii) any of their respective customers or any person or entity in the chain of title from any of their respective customers and (iii) any entity purchasing substantially all of the capital stock or assets of Seller or any of its subsidiaries (with respect to any business of Seller or its subsidiaries), in each case, based upon such intellectual property rights which might be infringed by any design, manufacture, use or sale of such products subsequent to the Closing Date. This covenant not to sue shall extend in perpetuity to Seller and its subsidiaries and their legal successors in connection with design, manufacture, use or sale of products manufactured by any of Seller or its subsidiaries (other than with respect to the Business) as of the date hereof. Buyer will, at no cost to Seller, promptly execute such further documents as seller may reasonably request to carry out the terms of this Section 8(k)(ii)(A).

                  (B) With respect to the following Assets transferred to Buyer pursuant to Section 1(a)(iv): (I) network protocol software and firmware modules, (II) network protocol integrated circuit design modules and (III) system and hardware reference design descriptions for utilizing (I) and (II) of this Section 8(k)(ii)(B) (collectively, the "Technology"), Seller retains the right and Buyer hereby grants to Seller a worldwide, nonexclusive, nontransferable license in the Technology (and any intellectual property rights pertaining thereto) to design, make, have made, use and sell new products introduced by Seller after the Closing Date, and to permit Seller's customers to use the Technology in connection with the design, manufacture, use or sale of customer products that incorporate such new Seller products; provided, however, that (1) Seller shall not use the Technology as it exists on the Closing Date to produce or sell products of the Business or substantially the same products (including but not limited to FDDI, ethernet and remote access products) as they exist on the Closing Date, or make any disclosure and transfer of the Technology for others to do so, (2) for a period of 18 months following the Closing Date, Seller will not sell to any customer any FDDI products incorporating FDDI Technology in any form or fashion and (3) for an initial six-month period following the Closing Date, Seller will not sell any remote access new products incorporating remote access Technology in any form or fashion and for a period of six months following the initial six-month period, Seller will sell remote access new products incorporating remote access Technology only in conjunction with Seller's modem chip sets. Upon Seller's commercial sales of any new product as permitted in this Section 8(k)(ii)(B), Seller shall pay to Buyer $500,000 within thirty days after the end of the calendar quarter in which the first sale occurs. If after twelve months following such first sale Seller continues to sell such new product, Seller shall pay to Buyer an additional $500,000 within thirty days of the anniversary date of the first sale. After the two aforementioned $500,000 payments have been made by Seller, the licenses granted under this Section 8(k)(ii)(B) shall be fully paid and Seller shall have no obligation to Buyer or any other person in respect thereof. Seller may retain copies of any information or materials relating to the Technology for the purpose of exercising Seller's license rights hereunder. After the Closing Date, Buyer shall provide Seller with reasonable access and assistance to enable Seller to make copies of such information or materials, and Seller shall pay Buyer's reasonable out-of-pocket expenses for such assistance.

                  (l) Certain Intercompany Indebtedness. At the Closing, Seller shall cause all intercompany indebtedness between Seller or its subsidiaries or affiliates (other than with respect to the Business), on the one hand, and Seller (with respect to the Business), on the other hand, to be cancelled or otherwise eliminated.

SECTION 9.  Employment Arrangements, Benefits and Pension Plans.

                  (a) Employment. Buyer shall offer employment, commencing as of the Closing Date, to each of the employees of Seller listed on Schedule 9(a); provided, however, that nothing contained in this Section 9(a) is intended to confer upon any Continued Employee (as defined below) any right to continued employment after evaluation by Buyer of its employment needs after the Closing Date. The employees who accept such an offer of employment by Buyer are herein referred to as "Continued Employees".

         (b) Severance Benefits. Buyer shall be solely responsible for and shall pay when due all direct and indirect liabilities, claims, losses, damages, costs and expenses in respect of any claim of (i) any Continued Employee that such employee's employment has been terminated, either voluntarily or involuntarily, in conjunction with or at any time after the transactions contemplated hereby or (ii) any employee to whom Buyer is required to offer employment pursuant to Section 9(a) and who does not accept such employment, that such employee's employment has been terminated, either voluntarily or involuntarily, in conjunction with the transactions contemplated hereby, including, without limitation, any claim for severance pay, unemployment benefits or any other liabilities, claims, losses, damages, costs and expenses (including interest, penalties and fees of legal counsel), asserted against, imposed upon or incurred by Buyer or any of its subsidiaries or affiliates or Seller or any of its subsidiaries or affiliates arising from or relating in any way to such claims (whether or not such claim is based on any severance policy, agreement, arrangement or program which may exist or arise under any contract, employment agreement or under any Federal, state, local, provincial or foreign law).

         (c) Welfare Plans. Buyer shall be responsible for payment of, and to indemnify and hold Seller and each of its subsidiaries and affiliates harmless from and against, all amounts which constitute Assumed Liabilities payable on or after the Closing Date in respect of employee welfare and fringe benefits paid or payable to Continued Employees under Seller's welfare benefit plans, Buyer's welfare benefit plans or otherwise (including, without limitation, claims for medical, workers' compensation and disability benefits), whether arising in connection with (i) incidents occurring on or after the Closing Date or (ii) claims made by Continued Employees or any such former employees on or after the Closing Date.

         (d) Indemnification. Buyer shall be responsible for, and indemnify, defend and hold Seller and each of its subsidiaries and affiliates and each of their employees, directors, officers and stockholders (collectively, the "Seller Group") harmless from and against any and all loss, liability, damage or expense, including, without limitation, reasonable fees and disbursements of legal counsel (collectively, "Damages"), based upon, arising out of or otherwise in respect of (i) termination by Buyer or any of its subsidiaries or affiliates of any Continued Employee or (ii) failure of Buyer to comply with any provision of this Section 9.

SECTION 10.  Conditions Precedent to the Obligation of Buyer.

         The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date, except (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specific date and (ii) for the effect of any activities or transactions which are contemplated by this Agreement, and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a Vice President of Seller.

         (b) Covenants and Agreements. Each and all of the covenants and agreements of Seller to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a Vice President of Seller.

         (c) Opinion of Counsel. Buyer shall have been furnished an opinion of the Senior Vice President, General

Counsel and Secretary of Seller, dated the Closing Date and substantially in the form of Exhibit D.

         (d) No Adverse Order of Injunction. There shall not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which prohibits the consummation by Buyer of the transactions contemplated hereby.

SECTION 11.  Conditions Precedent to the Obligation of Seller.

         The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date, except (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specific date and (ii) for the effect of any activities or transactions which are contemplated by this Agreement, and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by the President or a Vice President of Buyer.

         (b) Covenants and Agreements. Each and all of the covenants and agreements of Buyer to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by the President or a Vice President of Buyer.

         (c) Opinion of Counsel. Seller shall have been furnished an opinion of Raymond Felton, Esq. of Greenbaum Rowe & Davis, counsel for Buyer and Guarantor, dated the Closing Date and substantially in the form of Exhibit E.

         (d) No Adverse Order of Injunction. There shall not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which prohibits the consummation by Seller of the transactions contemplated hereby.

         (e) Delivery of the Note. Buyer shall have executed and delivered to Seller the Note, dated the Closing Date, substantially in the form of Exhibit A.

         (f) Delivery of the Guaranty. Guarantor shall have executed and delivered to Seller the Guaranty, dated the Closing Date, substantially in the form of Exhibit B.

SECTION 12.  Finder's Fees; Brokers.

         Seller represents and warrants to Buyer that it has not authorized any person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it. Buyer represents and warrants to Seller that it has not authorized any person other than Chrysalis Capital Group ("CCG") to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it. Further, Buyer shall be solely responsible for all fees, expenses, commissions and costs incurred by or payable to CCG in connection with the transaction contemplated by this agreement.

SECTION 13.  Waiver of Compliance with Bulk Transfer Laws.

         Buyer hereby waives compliance by Seller with the provisions of any bulk transfer laws which may be applicable to the transactions contemplated by this Agreement. Seller shall indemnify, defend and hold Buyer and each of its subsidiaries and affiliates and each of their employees, directors, officers and stockholders (collectively, the "Buyer Group") harmless from and against any and all Damages incurred by any member of the Buyer Group based upon, arising out of or otherwise in respect of such noncompliance.

SECTION 14.  No Survival of Representations and Warranties.

         Each and every representation and warranty of Seller or Buyer contained in this Agreement (other than Seller's and Buyer's representations and warranties with respect to finder's fees and brokers contained in Section 12 and Buyer's and Guarantor's representations, warranties, covenants and agreements in the Note and the Guaranty) in any Schedule or in any certificate or instrument delivered pursuant hereto or in connection herewith shall expire with, and be terminated and extinguished by (i) the consummation of the transactions contemplated hereby and shall not survive the Closing Date, or (ii) the termination of this Agreement pursuant to Section 16(a) or otherwise; and in either event neither Seller nor Buyer shall have any liability whatsoever with respect to any such representation or warranty. Seller's and Buyer's representations and warranties with respect to finder's fees and brokers contained in Section 12 shall survive the Closing Date solely for purposes of Sections 15(a) and 15(b) until, and shall expire when, all applicable statutes of limitation (including any extension thereof) have expired, whereupon neither Seller nor Buyer shall have any liability whatsoever with respect to such representations or warranties. Buyer's and Guarantor's representations, warranties, covenants and agreements contained in the Note and the Guaranty and in this Agreement, insofar as they relate to the Note and the Guaranty, shall survive the Closing Date until, and shall expire when, all applicable statutes of limitation (including any extension thereof) have expired.

SECTION 15.  Indemnification.

         (a) Indemnification by Seller. Seller shall indemnify, defend and hold the Buyer Group harmless from and against any and all Damages actually incurred by any member of the Buyer Group based upon, arising out of or otherwise in respect of (i) any breach of any covenant or agreement of Seller contained in this Agreement, (ii) the breach of Seller's representation and warranty with respect to finder's fees and brokers contained in Section 12 and (iii) Retained Liabilities.

     Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section
15. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or any of its subsidiaries or affiliates may have against Seller or any of its subsidiaries or affiliates arising under or based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule, regulation or common law.

         (b) Indemnification by Buyer. Buyer shall indemnify, defend and hold the Seller Group harmless from and against any and all Damages actually incurred by any member of the Seller Group based upon, arising out of or otherwise in respect of (i) any breach of any covenant or agreement of Buyer contained in this Agreement, (ii) the breach of Buyer's representation and warranty with respect to finder's fees and brokers contained in Section 12,
(iii) the breach of Buyer's or Guarantor's representations, warranties, covenants or agreements contained in the Note or the Guaranty, (iv) the Assumed liabilities, (v) any obligations or liabilities arising out of the operation of the Business on or after the Closing Date and (vi) any obligations of Seller or any of its subsidiaries or affiliates which constitute or relate to Assumed Liabilities under (A) letters of credit, surety bonds, guaranties, comfort letters, indemnities, assurances, contracts, commitments and agreements relating to the Business from which Seller or such subsidiaries or affiliates have not been released and (B) Shared Agreements relating to the Business.

         (c) Notice of Circumstance. Promptly after receipt by any member of the Buyer Group or the Seller Group of notice of any action, proceeding, claim or potential claim or discovery by any member of the Buyer Group or the Seller Group of any facts (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification pursuant to any provision of this Agreement, such person (the "Indemnified Party") shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing the Circumstance in reasonable detail. If notice of a Circumstance is not given to the Indemnifying Party within a sufficient period of time or in sufficient detail to apprise the Indemnifying Party of the nature of the Circumstance (in each instance taking into account the facts and circumstances with respect to such Circumstance), the Indemnifying Party shall not be liable to the Indemnified Party to the extent that the Indemnifying Party's position is actually prejudiced as a result thereof. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any Circumstance involving the asserted liability of the Indemnified Party. If any Indemnifying Party shall undertake to settle, compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the settlement or compromise of, or defense against, any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. Under no circumstances shall the Indemnified Party settle or compromise any such asserted liability without the written consent of the Indemnifying Party.

         (d)      Certain Limitations.

                  (i) The amount of any Damages or other liability for which indemnification is provided under this Agreement shall be net of any amounts recovered or recoverable by the Indemnified Party from third parties (including, without limitation, amounts recovered or recoverable under insurance policies) with respect to such Damages or other liability. Seller and Buyer, as appropriate, shall, or shall cause each Indemnified Party to, use its reasonable best efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages or other liability for which indemnification is provided under this Agreement.

                  (ii) The amount of Damages or other liability for which indemnification is provided under this Agreement shall be (A) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Purchase Price for tax purposes) and (B) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to be subject (x) to Federal and local country income taxes at the maximum statutory rate then in effect and (y) to state and local taxes at a combined state and local tax rate of 9.3 percent, which shall be tax effected at such maximum federal rate. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes unless a determination (as defined in Section 1313 of the Code) with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the Purchase Price for United States Federal income tax purposes.

                 (iii) Anything contained in this Agreement to the contrary notwithstanding, Seller shall have no obligation to indemnify any member of the Buyer Group with respect to any matter to the extent that the value of an asset has been decreased or a liability has been recorded with respect to such matter on the Closing Balance Sheet.

                  (iv) Neither Seller nor Buyer shall have any obligation to indemnify the other or any other persons under this Agreement against, or otherwise have any liability under this Agreement with respect to, lost profits or consequential damages.

         (e) Termination of Indemnification Obligations. The obligations of each party to indemnify, defend and hold harmless the other party and other persons, (x) pursuant to Sections 15(a)(i), 15(a)(ii), 15(b)(i), 15(b)(ii), and 15(b)(iii), shall terminate upon the expiration of all applicable statutes of limitations (giving effect to any extension thereof) and (y) pursuant to the other clauses of Sections 15(a) and 15(b) and other indemnification obligations under this Agreement, shall not terminate at any time; provided, however, that as to clauses (x) and (y) above such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification. Upon and following termination of any obligation to indemnify, defend and hold harmless with respect to any matter hereunder, no claim, arbitration, lawsuit, action or proceeding for indemnification may be brought with respect to such matter and the party who formerly had such obligation shall no longer have any liability whatsoever with respect to such matter.

SECTION 16.  Termination; Effect of Termination.

         (a) Termination. This Agreement may be terminated at any time prior to the Closing:

                    (i)    by mutual written consent of Seller and Buyer;

                   (ii) by Buyer if, as of the time of the Closing, the conditions specified in Section 10 have not been satisfied and shall not have been waived by Buyer;

                  (iii) by Seller if, as of the time of the Closing, the conditions specified in Section 11 have not been satisfied and shall not have been waived by Seller; or

                   (iv) by either party hereto if the Closing does not occur on or prior to January 31, 1996;


provided, however, that the party seeking termination pursuant to clause (ii),
(iii) and (iv) is not in breach of its representations, warranties, covenants or agreements contained in this Agreement.

         (b) Effect of Termination. In the event of the termination of this Agreement pursuant to Section 16(a), this Agreement, other than with respect to Sections 7, 12, 17(a) and 17(m), which shall continue in effect, shall thereafter become void and have no effect, and without any liability on the part of either party or its subsidiaries or affiliates in respect thereof, except that nothing herein will relieve either party from liability for any breach of this Agreement.

SECTION 17.  Miscellaneous.

         (a) Costs Incident to Preparation of Agreement. Seller, Buyer and Guarantor shall each pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

         (b) Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto, and no person, firm, corporation or other entity other than the parties hereto or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement, except that members of the Buyer Group and the Seller Group shall be entitled to the rights to indemnification provided to the Buyer Group and the Seller Group, respectively, hereunder.

         (c) Eminent Domain or Casualty. If, prior to the Closing, any Asset or a portion thereof is taken by eminent domain (or is the subject of a pending or completed taking which has not been consummated) or damaged or destroyed by fire or other casualty, Buyer shall not have the option to cancel and rescind this Agreement but shall be obligated to consummate the transactions contemplated hereby without adjustment in the Purchase Price except that Buyer shall be entitled to all of Seller's right, title and interest in and to any award from the taking by eminent domain or any insurance proceeds with respect thereto. The parties expressly waive the provisions of Section 5-1311 of the New York General Obligations Law to the extent, if any, that such Section may be applicable hereto and agree to be bound by the foregoing provision in lieu thereof.

         (d) Assignment; Successors and Assigns. None of the parties to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party hereto in its sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

         (e) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, telecopied or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service (and shall be deemed given when so delivered by hand or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service)) addressed as follows:

                If to Seller:

                Rockwell International Corporation
                2201 Seal Beach Boulevard
                Seal Beach, California  90740-8250

                Attention:  William J. Calise, Jr., Esq.
                            Senior Vice President,
                              General Counsel and Secretary

                with a copy to:

                Chadbourne & Parke LLP
                30 Rockefeller Plaza
                New York, New York  10112

                Attention:  Peter R. Kolyer, Esq.

                If to Buyer or Guarantor:

                Meret Optical Communications, Inc.

                1800 Stewart Street

                Santa Monica, CA  90404

                Attention:  Dr. Xin Cheng

                with a copy to:

                Raymond Felton, Esq.

                Greenbaum Rowe & Davis

                99 Wood Avenue S.

                Iselin, NJ  08830
or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 17(e) by any party hereto to the other party hereto.

         (f) Waiver; Remedies. No delay on the part of either Buyer or Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Buyer or Seller of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

         (g) Entire Agreement. This Agreement, including the Note and the Guaranty, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and this Agreement, including the Note and Guaranty, and such Confidentiality Agreement supersede all prior agreements or understandings of the parties relating thereto.

         (h) Amendment. This Agreement may be modified or amended only by written agreement of the parties hereto.

         (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         (j) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         (k) Exhibits and Schedules. All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Matters reflected in any Schedule to this Agreement are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Matters disclosed by Seller to Buyer pursuant to any Section of or Schedule to this Agreement (or any section of any Schedule to this Agreement) shall be deemed to be disclosed with respect to all Sections of and Schedules to this Agreement (and all sections of all Schedules to this Agreement) to the extent this Agreement requires such disclosure. Capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

         (l) Captions, Currency. All section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein, and the table of contents to this

Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered sections are to sections of this Agreement and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars shall mean United States Dollars.

         (m) Publicity. No press release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party, except as such release or announcement may be required by law, rule or regulation in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

         (n) No Representations or Warranties. Each of Buyer and Guarantor acknowledges that none of Seller or any of its subsidiaries or affiliates or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Seller, the Business, the Assets or the Assumed Liabilities not included in this Agreement, and none of Seller, any of its subsidiaries or affiliates or any other person will have or be subject to any liability to Buyer or Guarantor, any of its subsidiaries or affiliates or any other person resulting from the distribution to Buyer or Guarantor, or Buyer's or Guarantor's use of, any such information. Buyer and Guarantor further acknowledges that, except as expressly set forth in this Agreement, there are no representations or warranties of any kind, expressed or implied, with respect to Seller, the Business, the Assets or the Assumed Liabilities.

         (o) Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         (p) Consent to Jurisdiction. Each of Seller, Buyer and Guarantor irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of Seller, Buyer, and Guarantor further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party's respective address set forth in
Section 17(e) shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Seller, Buyer, and Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         (q) Definition of 'Knowledge'. For the purposes of this Agreement, "knowledge" or "aware of" or a similar phrase with respect to Seller shall mean the actual knowledge of the Senior Vice President, Finance and Planning and Chief Financial Officer and the Senior Vice President, General Counsel and Secretary of Seller, in each case as of the date of this Agreement and not any constructive or imputed knowledge of Seller or any of its subsidiaries or affiliates or any of their directors, officers or employees.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.





                                   ROCKWELL INTERNATIONAL CORPORATION


                                   By:  /s/Robert R. Lind
                                      -------------------------------
                                   Title: Vice President



                                   OSICOM TECHNOLOGIES, INC.


                                   By: /s/Sharon Gill Chadha
                                      -------------------------------
                                   Title: Chief Executive Officer



                                   MERET OPTICAL COMMUNICATIONS, INC.


                                   By: /s/Sharon Gill Chadha
                                      -------------------------------
                                   Title: Director